Exhibit 10.43
AGREEMENT OF PURCHASE AND SALE
Hollymead Retail Block A1
ARTICLE 1: PROPERTY/PURCHASE PRICE
          1.1 Certain Basic Terms.

(a) Purchaser and Notice Address:	With a copy to:
Edens & Avant Investments Limited Partnership, a	Gottlieb & Smith, P.A.
Delaware limited partnership	1901 Main Street, Suite 600
Attn: Steve Boyle	Columbia, SC 29201
7200 Wisconsin Avenue, Suite 710	Attn: Durham T. Boney, Esquire
Bethesda, MD 20814	Telephone: (803) 765-9291
Telephone: 301/652-7400	Facsimile: (803) 254-2682
Facsimile: 301/652-3588	E-mail: durham@gottliebsmith.com
E-mail: sboyle@edensandavant.com

And to:
1901 Main Street, Suite 900
Columbia, SC 29201
Attn: Jodie W. McLean
Telephone: (803) 779-4420
Facsimile: (803) 254-4983
E-mail: jmclean@edensandavant.com

(b) Seller and Notice Address:	With a copy to:
HM Acquisition Group LLC, a Virginia limited	Kennerly Lamishaw & Rossi LLP
liability company	Attn: Howard Parelskin
c/o Octagon Partners	707 Wilshire Boulevard, Suite 1400
Attn: J.P. Williamson	Los Angeles, CA 90017
210 5th Street, NE	Telephone: 213/426-2075
Charlottesville, VA 22902	Facsimile: 213/596-5791
E-mail: jp@octagonpartners.com	E-mail: howardparelskin@klrfirm.com

And to:
Asset Capital Corporation, LLC, a
Delaware limited liability company
Attn: Peter Minshall
4733 Bethesda Avenue, Suite 800
Bethesda, MD 20814
Telephone: 301/656-2333
Facsimile: 301/656-1960
E-mail: pminshall@assetcapitalcorp.com

(c) Title Company:	(d) Escrow Agent:
First American Title Insurance Company	First American Title Insurance Company
5775 Glenridge Drive, Suite A-240	5775 Glenridge Drive, Suite A-240
Atlanta, Georgia 30328	Atlanta, Georgia 30328
Attention: Ann Broadaway	Attention: Ann Broadaway
Telephone: 404-836-6358	Telephone: 404-836-6358
Facsimile: 404-303-1235	Facsimile: 404-303-1235
Email: ABroadaway@firstam.com	Email: ABroadaway@firstam.com

(e) Date of this
Agreement:	The latest date of execution by the Seller or the Purchaser, as indicated on the signature page.

(f) Purchase Price:	$27,000,000.00; provided from and after the 365th day after the Date of this Agreement (the “Escalation Date”), the Purchase Price shall increase by $157,500.00 each successive 30th day after the Escalation Date until the Closing Date occurs. Notwithstanding the foregoing, however, such escalation in the Purchase Price shall not accrue during (i) any period in which the Closing Date is delayed due to Seller’s default under this Agreement; or (ii) after the date that is thirty (30) days after Site Plan Approval if Seller has not obtained all necessary Seller’s Work Approvals in order for the Closing to occur.

(g) Earnest Money:	$2,500,000.00, plus interest thereon.

(h) Closing Date:	As designated by the Purchaser upon not less than five days’ prior notice, but no later than the earlier of (i) 30 days after Seller has obtained Development Approvals (as defined in Section 2.4) , or (ii) 540 days following the Date of this Agreement.

(i) Broker:	CB Richard Ellis.

(j) Proposed Project:	Commercial shopping center as shown on the Site Plan.

(k) Seller’s Work:	The rough grading, infrastructure and other work and obligations described on Exhibits C-1 and C-2;

(l) Seller’s Work
Approvals:	The issuance by all applicable governmental agencies having jurisdiction over the Seller’s Work, of all approvals, permits and authorizations that are necessary to evidence completion of all the Seller’s Work Seller’s Work Approvals shall not be considered to have been obtained if all required County and/or Virginia Department of Transportation (VDOT) bonds securing completion of Seller’s Work have not been posted. Seller’s Work Approvals also shall include any approvals, agreements, rights of way or dedications required by private entities in order for Seller to fully perform and complete Seller’s Work, such as by way of illustration, and without limitation, to bring required utility systems to the boundary of the Property or to acquire right of way for necessary off-site road improvements.

(m) Site Plan:	The preliminary site plan attached hereto as Exhibit D. The term “Site Plan” shall mean the current site plan attached hereto together with any modifications to such site plan, from time to time, in accordance with (i) the provisions of this Agreement or (ii) as otherwise required by governmental authority during the process of obtaining Zoning Approval and/or Site Plan Approval and provided that such modifications are otherwise permitted in accordance with the provisions of Section 2.4 below.

(n) Site Plan Approval:	All of the following: (a) all necessary and required preliminary and final development plan and site plan approvals necessary to obtain permits for and to construct the Proposed Project on the Property in accordance with the Site Plan have been approved by Albemarle County, Virginia and any other governmental, quasi-governmental, or private entity having approval rights over the site plans for such Proposed Project; (b) all periods within which challenges or appeals could be filed have expired with no appeal or challenges having been filed; and (c) Purchaser’s right to proceed with permitting and development of the Proposed Project on the Property pursuant to the Site Plan have become fully vested under Virginia law (subject only to approval and permitting of building plans and issuance of building permits in conformity with applicable building code requirements for safety and health).

(o) Subdivision
Approval:	A final plat of subdivision for the Property (the “Subdivision Plat”) and recordation of the Subdivision Plat in the land records of Albemarle County, or a boundary line adjustment in lieu thereof, establishing the Property as legally subdivided lot or parcel of land separate and apart from any other real property and with a separate tax map number (with boundaries substantially conforming to those depicted on the Site Plan).

(p) Zoning Application:	ZMA 2005-015, filed with Albemarle County, Virginia, requesting rezoning of the Property to Planned Development — Mixed Commercial (“PD-MC”); together with the Application Plan for Hollymead Town Center, Area A, TM 32 Parcels 42A, 42C, 44, 45, 50, TM 46 Parcel 5, DB 3009 Page 96, Rio District, Albemarle County, Virginia, consisting of sheets A1 through A7; together with SP 2005-027 requesting a special permit for a drive-up window for a bank on the Property; together with all subsequent submittals, special use permit applications, and proposed proffers with respect to the foregoing in accordance with the terms of this Agreement.

(q) Zoning Approval:	All of the following: (a) the Zoning Application (as amended to substitute the Site Plan for the current application plan under the Zoning Application) has been approved by Albemarle County, Virginia; (b) the 30 day period within which challenges or appeals could be filed have expired with no appeal or challenges having been filed. Notwithstanding any provision herein to the contrary, in no event shall the Zoning Approval be deemed to be obtained prior to the end of the of the Site Plan Revision Period provided in Section 2.3 unless Purchaser waives in writing any further right to modify the Site Plan pursuant to Section 2.3.
     1.2 Property. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the approximately 31 acres of land located in Albemarle County, Virginia, as described in Exhibit A attached hereto, together with all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereunto belonging or appertaining thereto, and Seller’s rights, easements or other interests, if any, in and to adjacent streets, alleys and rights-of-way, or other property abutting such real property, and together with any and all minerals and mineral rights, water and water rights, wells, well rights and well permits, water and sewer taps, sanitary or storm sewer capacity or reservations and rights under utility agreements with any applicable governmental or quasi-governmental entities or agencies with respect to the providing of utility services to such real property and together with originals or the right to copy all files and records which are in the possession or control of Seller to the extent same relates to the Property and are required for the development and operation of said land; and together with all assignable guaranties and warranties, if any, and transferable permits, licenses, construction contracts and documents, goodwill and all other intangible property, if any, related solely to said land and appurtenances related to the land (to the extent there are guaranties and warranties, if any, and permits, licenses, construction contracts, documents, instruments and other contractual rights benefiting or relating in part to said land and appurtenances and in part to other property retained by Seller, then Seller agrees to reasonably cooperate with Purchaser in exercising rights under same for the benefit of the Property and the Purchaser’s Proposed Project and, solely with respect to the Property, to permit Purchaser to enforce same against third parties in the name and stead of Seller); and together with all of Seller’s right, title and interest in and to any leases, licenses or other rights of occupancy or use, if any, relating to the land and all copies of files, documents and materials relating to any such leases, licenses or rights of use or occupancy, if any (all of the foregoing being collectively hereinafter referred to as the “Property”).
     1.3 Earnest Money. Concurrently with execution and delivery of this Agreement by Purchaser and Seller, Purchaser shall deposit the Earnest Money, in immediately available federal funds, with the Escrow Agent. The Earnest Money shall be held and disbursed by the Escrow Agent pursuant to Article 9 of this Agreement. The Earnest Money shall be applied to the Purchase Price at Closing. If this Agreement terminates pursuant to any express right of Purchaser to terminate this Agreement, the Earnest Money shall be refunded to Purchaser immediately upon request, and all further rights and obligations of the parties under this Agreement shall terminate, except those which by their terms survive any termination of this Agreement.
ARTICLE 2: INSPECTION AND DEVELOPMENT APPROVALS
     2.1 Seller’s Delivery of Specified Documents. Seller has previously provided to Purchaser the following (the “Property Information”) to the extent in Seller’s possession or control:
     (a) the latest property tax bills and value renditions from all taxing authorities;
     (b) any environmental, soils or engineering reports prepared for Seller concerning the Property;
     (c) any existing plans, specifications, permits, approvals (and any applications for permits or approvals), maps and surveys (including, without limitation, archaeological, boundary, topographic and tree surveys);
     (d) any subdivision reports or applications;
     (e) any traffic studies, and historical reviews;
     (f) any existing title report, commitment or policy, and a current survey of the Property;
     (g) any written notices of violations or infractions from any governmental authority concerning the Property;
     (h) any agreements with any governmental authority with respect to any zoning modification, variance, exception, platting or other matter relating to the zoning, use, development, subdivision or platting of the Property;
     (i) any contracts or agreements relating to the Property and services being provided or to be provided to the Property which would be binding upon Purchaser following the Closing;

     (j) any letters of intent or leases concerning leasing or occupancy of the Property, including a proposed lease with Kohl’s Department Stores, Inc. (the “Kohl’s Lease”); and
     (k) a description of the infrastructure improvements to be completed by Seller’s predecessor-in-interest or its affiliate for the benefit of the Property, and information regarding any bonds or other security to provide assurances of the completion of that work.
     Seller shall use good faith efforts to provide all Property Information in the same form as such materials are kept, used, stored or maintained by Seller in Seller’s ordinary course of business. Seller does not have actual knowledge of any material inaccuracies with same except as otherwise disclosed in writing to Purchaser. Except as otherwise expressly provided herein, Seller makes no representations or warranties as to the accuracy or completeness of the Property Information. Notwithstanding anything to the contrary contained in this Agreement, Purchaser agrees that in the event this Agreement is terminated for any reason, all Property Information shall be promptly returned to Seller, which obligation shall survive any termination of this Agreement.
     2.2 Investigations. Purchaser and its agents, employees, and representatives shall have a continuing right of reasonable access to the Property, and to all information relating thereto, during the pendency of this Agreement for the purpose of conducting surveys, engineering, geotechnical, and environmental inspections and tests of a non-invasive nature; provided, coring and sampling of soils and ground water in accordance with commercially accepted testing practices shall be permitted. Purchaser may, in its discretion, undertake zoning and traffic studies, historical reviews, and any other inspections, studies, or tests reasonably required by Purchaser. In the course of its investigations Purchaser may, with Seller’s consent, make inquiries to third parties including, without limitation, lenders, contractors, and municipal, local, and other government officials and representatives. Purchaser shall keep the Property free and clear of any liens and will indemnify, defend, and hold Seller harmless from all claims and liabilities asserted against Seller as a result of any such entry by Purchaser, its agents, employees, or representatives; provided, the foregoing indemnity shall not indemnify Seller from any liability resulting merely from the fact that Purchaser’s investigations identify environmental matters or other adverse conditions affecting the Property that were not created by Purchaser. If any inspection or test disturbs the Property, Purchaser will restore the Property to the same condition as existed prior to any such inspection or test. Purchaser’s obligations under this paragraph shall survive the Closing and any termination of this Agreement.
     2.3 Amendment to Current Application Plan to Substitute Site Plan; Special Use Permit; Site Plan Modifications. Purchaser acknowledges that Seller has previously prepared an application plan for the development of the Property which has been submitted to Albemarle County in connection with the existing Zoning Application. As soon as practicable following the Date of this Agreement (but in any event during the Site Plan Revision Period after Purchaser and Seller have met with the planner and Purchaser has indicated that it has approved such Site Plan for submission), Seller shall (i) file an amendment to the current Zoning Application to substitute the Site Plan in lieu of the current application plan referenced above in accordance with the provisions of this Agreement and all references in this Agreement to the Zoning Application shall mean the Zoning Application as amended to substitute the Site Plan for the existing application plan (the amended Zoning Application shall provide that the uses for the

Proposed Project (i.e. with floor area exceeding 200,001 square feet and with up to three hundred twenty-five thousand (325,000) square feet of leasable retail space, including a pharmacy with drive through, restaurant space for full-service sit down restaurants of up to 70,000 square feet and a theater with not less than 2100 seats) will be subject only to the minimum number of required parking spaces for a “Shopping Center” under the Code (i.e. 4.50 parking spaces per 1000 square feet of floor area)(and not the required number of parking spaces applicable to any of the individual uses within the Proposed Project(i.e. restaurant uses are not required to independently park at 13 parking spaces per 1000 square feet; cinemas at 1 parking space for each three (3) seats; etc); and (ii) a special use application to permit the operation of a drive through for the pharmacy and bank as depicted on the Site Plan). The amended application plan shall provide flexibility to construct two (2) stories for the premises labeled as “Kohls” on the Site Plan and to eliminate or delay construction of the second floor theater and structured parking deck.
     Purchaser shall have the absolute right in Purchaser’s sole discretion, from time to time during the period commencing on the Date of this Agreement and continuing through the 180th day after the Day of this Agreement (the “Site Plan Revision Period”), to materially change or modify the form of Site Plan attached to this Agreement, and any subsequent revisions thereto between the Date of this Agreement and the expiration of the Site Plan Revision Period. Seller acknowledges that such changes may be necessary based on responses from prospective tenants and such other factors as Purchaser may determine in its sole discretion during the Site Plan Revision Period. Purchaser shall provide Seller with copies of such revised site plans during the Site Plan Revision Period in order to coordinate the Zoning Approval process. In the event Purchaser modifies the Site Plan under the foregoing provision during the Site Plan Revision Period, then Seller shall, from time to time as appropriate, (i) file an amendment to the then current Zoning Application to substitute the modified site plan as the application plan under the Zoning Application and all references in the Agreement to the Zoning Application shall mean the Zoning Application as amended to substitute such new application plan (and all references in this Agreement to Site Plan shall mean and refer to said modified site plan); provided however, Seller may elect to wait to resubmit an amendment to the Zoning Application to substitute any such Site Plan until Purchaser has confirmed in writing that it is settled upon such Site Plan as its final plan and Purchaser elects to waive the remainder of the Site Plan Revision Period (in which event, the Site Plan Revision Period shall be deemed to end on the date Purchaser gives notice of such waiver). Upon expiration of the Site Plan Revision Period (by natural expiration and/or waiver), Seller agrees to submit an amendment to the Zoning Application to substitute the Site Plan as the Zoning Application Plan no later than ten (10) days after the end of the Site Plan Revision Period. Upon expiration of the Site Plan Revision Period, Purchaser shall have no further right to voluntarily revise the Site Plan except in response to comments and revisions that may be required by applicable governmental authority to obtain Zoning Approval and/or Site Plan Approval unless Purchaser elects to waive in writing Zoning Approval and Site Plan Approval and to proceed to Closing (but Seller shall remain obligated to complete Seller’s Work in any such event). Purchaser agrees that in connection with formalizing the final Site Plan and pursuing Zoning Approval and Site Plan Approval that the design of such site improvements will be comparable to or exceed the quality of the improvements developed on the adjoining Regency project (i.e. the adjoining Target/Harris Teeter project).

     2.4 Developmental Approvals. Purchaser shall not be obligated to close this transaction unless Seller has finally obtained all of the following: (i) the Zoning Approval on terms and conditions reasonably acceptable to Purchaser and Seller; (ii) Site Plan Approval on terms and conditions reasonably acceptable to Purchaser; (iii) the special use permits referenced in Section 2.3(ii) above; (iv) any required rights of way or dedications that may be required to perform Seller’s Work or to otherwise extend any utility to the boundary of the Property; (v) any VDOT or other governmental permits or approvals for curb cuts or entrances to the Property as depicted on the Site Plan and all transportation approvals, water quality certifications, wetlands permits, and any other discretionary environmental approvals to be obtained in order to proceed with the development of the Property in accordance with the Site Plan; (vi) any other Seller Work Approvals which are other than administrative, non-discretionary permits and approvals issueable as of right after obtaining final site plan approval and provided that the applicable plans for Seller’s Work comply with code requirements for safety and health (collectively, items (i) through (vi) above are referred to as the “Development Approval”); provided, however, to the extent portions of Offsite Improvements included in Seller’s Work are not required to be completed in order to obtain certificates of occupancy or equivalent to open and operate the Property as the Proposed Project (including in order to extend utility service (including sanitary sewer and storm water drainage) to the Property, and to complete the portions of Meeting Street and Town Center Drive contiguous to the Property and providing ingress and egress to Route 29 at all access points depicted on the Site Plan), then Purchaser agrees to proceed to Closing on the Closing Date and Seller will diligently seek to obtain all such other permits and approvals post-closing in order to complete Seller’s Work under this Agreement. Seller’s efforts to obtain the Development Approval shall be at its sole cost and expense (including the posting of any fiscal/bond requirements), provided that Purchaser shall be responsible for any engineering fees and other costs associated with the preparation and delivery of the initial Site Plan attached to this Agreement, or to revisions thereto voluntarily made by Purchaser during the Site Plan Revision Period in accordance with the above provisions (Seller shall be responsible for engineering and other costs to take the Site Plan through Zoning Approval and Site Plan Approval due to changes required to satisfy governmental requirements and comments).
     Seller shall use good faith reasonable efforts to obtain Development Approval prior to the outside date for Closing to occur. Purchaser agrees to cooperate with Seller, without expense to Purchaser, to enable Seller to apply for and obtain Development Approval in a timely manner. However, in no event shall Seller be obligated to agree to any proffers, additional fees or charges, or modifications which would result in any material additional costs to Seller in completing Seller’s Work or obtaining Seller’s Work Approvals, or any material additional financial obligations of Seller beyond those set forth in the proffers attached hereto as Exhibit D (the “Proforma Proffers”), and in no event shall Seller agree to any changes, modifications, restrictions or proffers requested by governmental authorities as a condition to the Development Approval without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, unless such matters are susceptible of being performed by Seller as part of Seller’s Work, and Seller in fact agrees to assume full responsibility for the performance of such matters as part of Seller’s Work. In no event shall Purchaser be obligated to consent to: (i) any changes that would alter in any respect that is material and adverse to the Property, the Zoning Application with respect to the use, operation, access, layout or density applicable to the Property as set forth or depicted on the Site Plan approved by Purchaser, (ii) any change that would alter, in any respect that is material and adverse to the Property, the access, ingress and egress to any portion of the Property over Route 29, Towncenter Drive or Meeting Street; and/or (iii) any change which would otherwise impose any additional monetary costs (other than which are de minimis) (and/or increase in any material respect the difficulty of construction or operations of Purchaser with respect to the Property) or otherwise change the proffers in a way materially more burdensome to the owner of the Property (monetarily or otherwise, insofar as same applies to the Property) (a “Material Modification”).
     In the event Albemarle County or any other governmental authority imposes conditions which are reasonably unacceptable to Purchaser (and Seller has been unable to get such authority to waive such conditions after reasonable diligent efforts) and Seller is not willing or able to assume the related obligations as provided above, then unless otherwise agreed by Purchaser and Seller, Seller shall be entitled to notify Purchaser in writing of such condition and require Purchaser to elect within thirty (30) days of receipt of such written notice from Seller to either accept such condition or elect to terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser and except as expressly provided herein, neither party shall thereafter have or incur further liability or obligations hereunder; Purchaser shall be deemed to have elected to terminate this Agreement under the preceding sentence unless it affirmatively elects in writing to waive any objection to such condition within such thirty (30) day period.
     In the event the parties mutually determine after the twelfth (12th) month after the Date of this Agreement that any of the Development Approvals are not going to be obtainable in accordance with the terms of this Agreement, then, in such event, unless otherwise agreed by Purchaser and Seller, either party shall be entitled to notify the other in writing of is election to terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser and except as expressly provided herein, neither party shall thereafter have or incur further liability or obligations hereunder; provided, Purchaser may avoid any such termination exercised by Seller in the event that Purchaser gives notice to Seller within thirty (30) days of receipt of Seller’s notice that Purchaser elects to waive the applicable Development Approval which is not obtainable and proceed to Closing (otherwise in accordance with the terms of this Agreement and obtaining any remaining Development Approvals which are obtainable).
     Seller shall make good faith efforts to, among other things, keep Purchaser informed as to: (i) the nature of anticipated upcoming meetings, conferences, calls and other communications with governmental, quasi-governmental and/or private bodies, groups, agencies (and/or such groups’, bodies’ and/or agencies’ staffs ) and/or individuals), (ii) the substance of and outcome of meetings, conferences, calls and other communications with governmental, quasi-governmental and/or private bodies, groups, agencies (and/or such groups’, bodies’ and/or agencies’ staffs ) and/or individuals); (iii) the progress of its Zoning Application, Site Plan Approval and other information pertaining to the Development Approval, specifically including, but not limited to, information regarding (and providing copies of) any amendments and modifications that may be requested by Albemarle County or other public officials or that Seller reasonably believes are necessary or desirable in connection with obtaining Zoning Approval and/or Site Plan Approval (following any necessary consultation with Purchaser, as provided herein).
     Seller will notify Purchaser, as soon as practicable (but, in any event, in advance thereof), of the hearing dates of scheduled public or non-public hearings or meetings before the zoning or planning commission formally or informally scheduled to consider or discuss the Zoning Application, application for Site Plan Approval or any related matters. Seller will provide Purchaser advance review of each subsequent zoning/site plan submittals and notice and opportunity to attend zoning meetings and conferences together.
     To the extent this Agreement obligates Seller to pay all financial proffers and to perform all off-site proffer obligations associated with the rezoning pursuant to the Zoning Application (subject to Seller’s approval of proffer obligations in accordance with the terms of this Agreement), Purchaser will not withhold consent to same to the extent Seller is obligated to perform same and such obligation is to be performed either before Closing or otherwise in a manner that will not hinder Purchaser’s development and opening of the Property for the Proposed Project provided a sufficient escrow is established at Closing as provided herein to secure Seller’s obligation to pay and/or perform same post-Closing in a timely manner. Seller agrees to perform, at Seller’s sole cost and expense, all off-site improvements (i.e. outside of the Property) which may be required to be proffered as a condition to approval of the Zoning Application or to development of the Property and/or issuance of certificates of occupancy, or equivalent authorizations, for the Property for operation of the Property in accordance with the Site Plan; provided, Seller shall not be required to expand its proffer obligations beyond that contained in the Proforma Proffers unless otherwise agreed to by Seller under the terms of this Agreement and Seller shall not have any obligation to perform any additional off-site improvements or other obligations which may be required due to any change in use or layout of the Property from that provided for in the Site Plan Approval. Seller shall pay, at Seller’s sole cost and expense, all monetary proffer contributions required to be funded as a condition to approval of the Zoning Application or to development of the Property and/or issuance of certificates of occupancy, or equivalent authorizations, for the Property for operation for the Proposed Project to the extent contained in the Proforma Proffers or otherwise agreed to be performed by Seller under the terms of this Agreement.
     Notwithstanding the description of the “Property” attached to this Agreement, Purchaser and Seller agree to attempt to cause the “Pond” and “Stream Mitigation Area” to be separately subdivided out from the Property and retained by Seller instead of being conveyed as part of the Property provided same does not adversely affect Zoning Approval or other development entitlements with respect to the Property or Seller’s Retained Land. In such event, Seller will grant to Purchaser all necessary easements to connect to utilities located within such area and to utilize the Pond and Stream Mitigation Area in accordance with the Storm Water Agreement.
     Following receipt of Zoning Approval, Purchaser, at its expense, shall cause its engineers to engineer and design the Site Plan and all other related plan submissions required to be submitted in order to prepare a package for initial submittal for Site Plan Approval (e.g. landscaping plans, utility plans, lighting plans, etc.) (collectively, the ”Site Plan Package”) to be engineered and designed consistent with the Zoning Approval. Purchaser shall have the right to be actively involved with its design engineers to comment and revise the form of the Site Plan Package prior to submission as long as such comments and revisions are consistent with the Zoning Approval. The parties shall endeavor in good faith to complete the preparation of the final Site Plan Package in a form suitable for submission for Site Plan Approval within [60] days following issuance of Zoning Approval and to submit same within ten (10) days after Purchaser has confirmed final approval of the Site Plan Package. Upon Purchaser’s approval of such Site

Plan Package in accordance with the above provisions, all reference in this Agreement to the “Site Plan” shall mean and refer to the form of site plan included with such Site Plan Package. Seller shall pay all reasonable costs of preparation of the Site Plan Package and for processing such submission through Site Plan Approval. Seller, at its sole cost and expense, shall submit the Site Plan Package and cause engineers approved by Purchaser to take such Site Plan Package through final Site Plan Approval (including, without limitation, making any necessary revisions to such Site Plan Package as required to process same through final Site Plan Approval provided such revisions are otherwise acceptable to Purchaser). Purchaser shall have the right to be actively involved with Seller’s engineers and other professionals retained to process the Site Plan Package through Site Plan Approval and to comment upon and approve any required revisions required to obtain Site Plan Approval consistent with the Zoning Approval.
     2.5 Kohl’s Lease. Purchaser and Seller acknowledge that Seller is in the final stages of negotiating the Kohl’s Lease. Notwithstanding same, for so long as this Agreement remains in effect and Purchaser is not in default hereunder, Seller shall not enter into the Kohl’s Lease without the prior written consent of Purchaser, which may be withheld by Purchaser for any reason. Purchaser shall have the right to assume the negotiation of a lease transaction with Kohl’s (but no such lease transaction entered into by Purchaser with Kohl’s shall be binding on the Seller or the Property prior to Closing without the written consent of Seller). Purchaser may contact Kohl’s directly and without Seller participating in any such negotiations.
ARTICLE 3: TITLE AND SURVEY REVIEW
     3.1 Delivery of Title Commitment and Survey. Purchaser has caused to be prepared: (i) a current, effective commitment for title insurance (the “Title Commitment”) issued by the Title Company, in the amount of the Purchase Price with Purchaser as the proposed insured, and accompanied by true, complete, and legible copies of all documents referred to in the Title Commitment, a copy of which has been provided to Seller. Purchaser and Seller agree to jointly coordinate a current ALTA survey of the Property (the “Survey”), prepared by Rivanna Engineering & Surveying PLC, which Survey will be utilized as the Subdivision Plat for the Property. Seller will pay the cost of the Survey which would otherwise would have been charged to prepare a boundary line adjustment plat for the Property in a form suitable for obtaining the Subdivision Approval (including placing pins along property boundaries) and Purchaser shall pay any increase in the cost of the Survey attributable to compliance by the surveyor with Purchaser’s ALTA requirements.
     3.2 Title Review and Cure. The term “Permitted Exceptions” shall mean Exceptions 5, 7 through 16 and 28 in the Title Commitment and those matters disclosed on Seller’s existing survey of the Property entitled “Plat Showing Boundary Survey of Tax Map 32 Parcels 42A, 42C, 44, 45, 50 & Tax Map 46, Parcel 5, Hollymead Towncenter – Area A, Rivanna District, Albemarle County, Virginia”, dated August 5, 2005, consisting of sheets 1 through 7, prepared by Rivanna Engineering & Surveying, PLC (the “Existing Survey”); provided, however, it shall be a condition precedent to Purchaser’s obligation to Close that (i) Seller shall be required to obtain a modification to that certain landscape easement created by that certain Cross Access Easement and Construction Use and Maintenance Agreement (Book 2678, Page 502)(Exception 28 in the Title Commitment) in order to permit curb cuts and access drives within such landscape easement area as depicted on the Site Plan; and (ii) Seller shall be required to obtain a vacation and termination of those certain utility easements affecting the Property recorded at Deed Book 233, Page 420 and 421 (Exception 27 in the Title Commitment); provided, if Seller determines after 90 days after the Effective Date (Seller having exercised reasonable efforts to obtain the vacation of such easements) that Seller will be unable to eliminate such exception prior to the Closing Date, then Seller shall have the right to require Purchaser to elect within sixty (60) days of receipt of Seller’s notice to either (a) terminate this Agreement, in which event the Deposit shall be refunded to Purchaser or (b) waive the requirement that Seller obtain the vacation of such easement exceptions as a condition to Closing; (iii) Seller shall either provide the Title Company with evidence satisfactory to the Title Company in order to deleted Exception 8 on the basis that all such post closing obligations burdening the Property have been fully performed or bonded to VDOT or the County or Seller shall establish an escrow in an amount reasonably acceptable to Purchaser at Closing in order to assure that any outstanding obligations under Exception 8 that burden the Property are satisfactorily and timely performed; (iv) Seller, at its sole cost and expense, to the extent not previously performed, shall perform all construction obligations of (a) “Wood” under that certain Cross Access Easement and Construction Use and Maintenance Agreement dated January 23, 2004, with respect to “Part II of Access Road A” and “Part III of Access Road A”, “Ridge Road” and all other construction obligations of Wood whatsoever under such instrument, to the extent not previously performed; and (b) “Wood” under that certain Storm Water Management Drainage and Construction Easement dated January 23, 2004, with respect to the “Pond” and other “Improvements”, “Easement Area”, “Stream Easement Area”, “Buffer Area” and all other construction obligations of Wood whatsoever under such instrument, to the extent not previously performed or Seller shall establish an escrow in an amount reasonably acceptable to Purchaser at Closing in order to assure that any outstanding obligations under such agreements are satisfactorily and timely performed.
     In the event any new title or survey matter first arises after the effective date of the Title Commitment or Survey, as applicable, that is material and adverse to the Property, then Purchaser shall have the option of terminating this Agreement within ten (10) days of notice from Seller that Seller is unwilling or unable to cure same, in which event the Earnest Money shall be returned by Escrow Agent to Purchaser and neither party shall incur any further liability or obligations under this Agreement; provided, notwithstanding any provision herein to the contrary, Seller shall have the obligation to cure any of the following title matters: (a) liens of an ascertainable amount created by, through or under Seller, which shall be released at the Closing, and (b) any exceptions or encumbrances to title which are created by, through or under Seller (inclusive of tax liens and non-appealable judgment liens) and which are (i) either unrecorded of record in the applicable land records of the Property as of the date of the Title Commitment except to the extent otherwise disclosed in and made part of this Agreement or (ii) are created by, through or under Seller (including tax liens and non-appealable judgment liens) after the date of the Title Commitment without the written consent of Purchaser, which shall be removed by the Closing Date. Seller will not (i) mortgage, pledge or subject any of the Property or any part thereof to an unbonded lien or other encumbrance, which is not discharged on or prior to Closing, (ii) permit any mechanic’s or materialmen’s lien for work performed at the instance of Seller or which is part of the Seller’s Work to attach against any of the Property, (iii) execute or cause or permit to be entered into, executed or placed of record any declarations, easements, rights of way, covenants, conditions, restrictions, encumbrances, or other document or agreements affecting title to any portion of the Property without the consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed; (iv) enter into, or subject any portion of the Property to any option contract, sales contract, lease, assignment, or any other agreement pursuant to which any party shall have any right to occupy any portion of the Property that would be binding on Purchaser or the Property following Closing.
ARTICLE 4: SELLER’S WORK; RISK OF LOSS
     4.1 Seller’s Work. Following governmental approval of the Zoning Approval, Seller agrees to promptly commence and thereafter diligently pursue to completion the Seller’s Work described on Exhibit C-2. All of Seller’s Work shall be performed in a good and workmanlike manner and in accordance with the approved Preliminary Plans (defined below) and Schedule (defined below) and otherwise in accordance with the provisions of this Agreement. Purchaser shall have the right at any time and from time to time to inspect the progress of Seller’s Work and to receive copies of all construction documents, including, without limitation, bid packages, professional certifications, payment applications and lien waivers. Seller warrants that all of Seller’s Work described on Exhibit C-1 has been performed in a good and workmanlike manner and is suitable for development of the Property for the Proposed Project and that Seller shall provide engineering certifications from engineers reasonably satisfactory to Purchaser and other data within thirty (30) days after the Date of this Agreement to verify that such work is in fact completed and if any such work is not in fact completed then Seller will complete same as if such work were made part of Exhibit C-2 under this Agreement.
      Seller shall employ Rivanna Engineering and Surveying, whose address is                                          , or another professional firm approved by Purchaser (such employed party being referred to as the “Project Engineer”) to prepare the Preliminary Plans (defined below) for Seller’s Work in accordance the concepts and specifications set forth in the Site Plan, Exhibit C-2. Seller shall employ Gooch Engineering and Testing, whose address is                                                              , or another professional firm approved by Purchaser (such employed party being referred to as the “Soils Engineer”) to prepare the soils report referenced on Exhibit C-2 and to supervise and certify compaction/proctoring of the grading included within Seller’s Work. Purchaser shall have the right from time to time to engage an independent nationally/regionally recognized and reputable environmental soils engineer to review and verify certifications and testing by the Soils Engineer and to audit any such tests, reports and certifications.
     Following receipt of Zoning Approval, Seller, at its sole cost and expense, shall prepare preliminary plans and specifications (“Preliminary Plans”) for Seller’s Work in such detail as to be acceptable to the governmental authorities having jurisdiction over the Property in order for the Seller to obtain Seller’s Work Approvals. The Preliminary Plans shall conform to the Site Plan, and the scope of Seller’s Work on Exhibit C-2. Seller’s Preliminary Plans shall show in reasonable detail the sequencing of Seller’s Work (“Schedule”) in order to substantially complete same by no later than nine (9) months after Site Plan Approval has been obtained and otherwise in accordance with the milestone schedule on Exhibit C-3 (with all on-site grading and work required within the Property in order for Purchaser to proceed with vertical construction being substantially completed within no later than three (3) months after final Site Plan Approval has been issued). As used in this Agreement, the term “substantially complete” or “substantially completed” or a similar reference shall mean such work is in fact complete subject only to minor punch list items which can be completed within thirty (30) days and which do not interfere with the development, operation, use or occupancy of the Proposed Project for the purposes intended. Purchaser shall have ten (10) days after receipt of the Preliminary Plans to notify Seller in writing of any objections that Purchaser may have thereto. If Purchaser so objects on the basis that such Preliminary Plans fail to conform the scope of Seller’s Work on Exhibit C-2, Seller shall have thirty (30) days to prepare and submit revised plans and specifications to Purchaser (and such plans as revised shall be the Preliminary Plans hereunder). The Preliminary Plans shall be deemed approved for all purposes if Purchaser does not object to same in writing within the period specified above. Neither the recommendation, designation, comment upon or approval by Purchaser of the Preliminary Plans (or any other plans prepared by Seller) (nor any other architects or engineers plans with respect to Seller’s Work), shall constitute a representation or warranty by Purchaser that such plans either (a) are complete or suitable for their intended purpose, or (b) comply with applicable governmental requirements; and Seller expressly agrees that Purchaser assumes no responsibility or liability whatsoever to Seller or to any other person or entity for such completeness, suitability or compliance of the Preliminary Plans and Seller shall be solely responsible for assuring that such plans comply with any design criteria specified in this Agreement for Seller’s Work. Seller shall not make any material changes in the approved Preliminary Plans (or construct improvements other than as authorized by the approved Preliminary Plans) except to the extent Seller is otherwise expressly permitted to do so under this Agreement. Upon approval of the Preliminary Plans by Purchaser, Seller shall use good faith efforts to promptly apply for all necessary Seller’s Work Approvals to perform Seller’s Work.
     Seller’s Work shall be performed by reputable, financially responsible contractors. Seller shall cause all professional certifications regarding completion of Seller’s Work, or portions thereof, to run for the benefit of Purchaser, its successors and assigns. Seller shall promptly pay all contractors and materialmen amount due in connection with the performance of Seller’s Work. Each contractor shall be required to provide construction warranties running to the benefit of Purchaser, its successors and assigns, that all such work has been completed in a good and workmanlike manner and in accordance with the permitted set of Preliminary Plans. Seller shall cause all professional certifications regarding completion of Seller’s Work, or portions thereof, to run for the benefit of Purchaser, its successors and assigns. Seller shall promptly pay all contractors and materialmen amount due in connection with the performance of Seller’s Work.
     Upon completion of Seller’s Work, Seller shall furnish to Purchaser (i) a complete set of sealed as-built (to the extent different from the Preliminary Plans approved by Purchaser) plans and specifications for the Seller’s Work described on Exhibit C-1 and C-2, signed by the approved architect/engineer; (ii) final payment applications from all contractors and materialmen; (iv) certificate of Seller that Seller’s Work is in fact complete. Purchaser shall have the right to inspect Seller’s Work upon completion and identify any items of work which are incomplete and the parties shall agree upon a punchlist of any items that remain to be completed and Seller shall promptly complete such punchlist items, if any.
     Seller shall immediately correct any deficiencies in Seller’s Work notice of which is given to Seller within one (1) year after the later of the date of completion of Seller’s Work or the Closing Date.

     In the event Seller’s Work as described on Exhibit C-2 is not complete or bonded for completion as of the Closing Date, Seller shall not be in default under this Agreement, but rather Purchaser and Seller shall select a mutually satisfactory contractor to provide a firm bid of the cost to complete such work, and after Closing, Seller shall complete Seller’s Work in strict accordance with the Schedule, and there shall be withheld from the closing proceeds otherwise due Seller an amount equal to 125% of the amount of such bid, which shall be applied to reimburse Seller for the reasonable costs incurred by Seller for completing Seller’s Work, with any balance remaining upon completion of such work, to be remitted to Seller (in the event Seller is unable to obtain such a firm bid prior to Closing or the parties are unable to agree upon a mutually satisfactory contractor, then Purchaser shall be entitled to reasonably estimate the costs to complete such work and such amount shall be utilized for purposes of the foregoing provision). Should Seller fail to substantially complete any of such work in accordance with the Schedule, and should such failure continue for a period in excess of 30 days following written notice from Purchaser (or if such failure cannot be remedied within 30 days, should Seller failure commence commercially reasonable actions to complete such work within such 30 day period, and thereafter diligently pursues such work until completion), then Purchaser shall have the right, by delivery of not less than 5 days prior written notice to Seller, to assume responsibility for such work, in which event Purchaser shall seek reimbursement for all reasonable costs and expenses incurred in completion of Seller’s Work together with an administrative charge of 10% of such costs incurred by Purchaser to complete Seller’s Work out of the escrow (and Purchaser, to the extent insufficient funds exist in the escrow, shall be entitled to reimbursement from the Seller for such amounts). Seller shall cause all construction contracts, professional contracts and other construction related documents to include a provision that such contracts and documents are expressly assignable to Purchaser in the event Purchaser exercises its self-help right under the foregoing provisions for Purchaser, and in the event Purchaser exercises the self-help hereunder, Seller shall be deemed to assign to Purchaser all right, title and interest of Seller in any construction contracts, professional contracts, other construction documents and permits and licenses as may be required to complete such Seller’s work.
     In the event Seller fails to substantially complete Seller’s Work in accordance with the Schedule other than due to force majeure events beyond the control of Seller (excluding financial reasons and defaults by contractors) and such failure delays Purchaser’s construction and/or opening of building improvements on the Property, then Seller shall pay Purchaser the sum of $4,800 per day for each day of delay as a reimbursement expense of the carry charge that the parties reasonably estimate that Purchaser is likely to incur in being unable to commence the operation of the Property. Said amount is agreed to as liquidated damages for the increased carry that Purchaser is likely to incur for the Property and the parties agree that it is a reasonable forecast of the damages that Purchaser is likely to incur to carry the Property until opening and a more precise estimate cannot be determined. Such liquidated delay damages are in addition to any other right and remedy Purchaser may have under this Agreement for failure to perform or complete Seller’s Work.
     Seller shall (or to the extent allowed and/or defined by applicable governmental requirements, cause its selected site contractor to) timely apply for and procure prior to commencement of any of the Seller’s Work a stormwater discharge permit in compliance with the National Pollution Discharge Elimination System (“NPDES”) requirements of the Clean Water Act (33 U.S.C. Section 1251 et seq.) (the “Permit”), and any corresponding state and local implementing regulations. Such application process shall include (a) filing with all applicable Governmental Authorities, a Notice of Intent to obtain permit coverage under an applicable general permit for storm water discharges from construction activities, or the equivalent as may be required by the applicable governmental authorities, (b) developing (and filing, if required, with all applicable governmental authorities) a Storm Water Pollution Prevention Plan, or the equivalent as may be required by the applicable Governmental Authorities (“SWPPP”), and (c) developing (and filing, if required) all other information and materials required by the applicable governmental authorities (such as, but not limited to, a grading and erosion control plan and wetlands, critical habitat and endangered species certificate, if applicable) in order to obtain and comply with the Permit. The Permit shall be maintained (including renewal if necessary) until completion of all of the Seller’s Work in accordance with the terms of this Agreement. Seller shall cooperate with Purchaser upon request to transfer the Permit into Purchaser’s name after Closing and completion of Seller’s Work. Seller shall provide an on-site representative to be responsible for implementing, monitoring and ensuring compliance with the SWPPP, the requirements of the Permit (including applicable inspection requirements), and all other requirements of the applicable governmental authorities with respect to storm water management so long as the Permit is outstanding and Seller’s Work is incomplete. Seller shall be responsible for filing (or causing to be filed) all necessary documentation with the appropriate governmental authorities (i) during the Permit period and with respect to the period prior to completion of Seller’s Work to evidence compliance with the Permit and (ii) when all the work for which the Permit is required has been completed (including a Notice of Termination or the equivalent as may be required by the applicable governmental authorities), to evidence the termination of the Permit (assuming Purchaser does not request a transfer of the Permit into Purchaser’s name).
     Seller shall indemnify, defend and save Purchaser harmless against all losses, costs, (including reasonable attorney’s fees) claims (including mechanics and materialmen liens), demands and causes of actions arising out of or related to claims, demands, orders, or judgments by third parties or governmental entities with respect to the Seller’s Work (including, for personal injury, including death, and/or property damage attributable directly or indirectly to any act or omission of Seller, its contractors or agents or for failure to comply with the governmentally approved SWPPP) and not resulting solely from the negligence or misconduct of Purchaser, its employees and agents. Seller shall promptly repair any damage to the Property caused in connection with the performance of Seller’s Work.
     Seller’s existing grading plan is attached hereto as Exhibit C-2B (the “Existing Grading Plan”). The parties acknowledge that the approved Preliminary Plans will include a new grading plan for grading the Property in conformance with the Site Plan. To the extent the Seller’s Work required to complete the grading in accordance with the approved Preliminary Plans requires Seller, as part of performance of Seller’s Work under (A) and (B) on Exhibit C-2, to: (i) blast rock from the Property in excess of that required to grade the Property in conformance with the Existing Grading Plan; (ii) construct substantially more retaining walls than Seller otherwise would have been required to construct under the Existing Grading Plan, (iii) haul off in excess of 20,000 cubic yards of soil material from the site in excess of that which otherwise would be required based on the Existing Grading Plan, or (iv) haul into the Property structural fill materials in excess of 70,000 cubic yards in excess of what would be required to grade the Property based on the Existing Grading Plan, then Purchaser and Seller shall agree to additional compensation to Seller for performing such excess work as follows (except as provided in (i) through (iv) above, Seller shall be responsible for all costs of grading the Property in accordance with the approved Prelimiary Plans without additional cost to Purchaser): Seller will bid such work to at least four (4) reputable contractors pursuant to a bid package reasonably approved by Purchaser, and Seller will accept the lowest conforming qualified bidder for such work as reasonably approved by Purchaser. Purchaser will reimburse Seller the incremental increase as determined by such accepted bid in the cost resulting from such excess work (without overhead or project management fees to Seller) on a percentage completion basis. Purchaser shall have the right to designate bidders for any such excess work. Seller shall be responsible for project management of the contractor awarded the bid for any such excess work.
     In the event the parties disagree over whether or not any such excess work is involved, then the parties agree to submit the issue to the Project Engineer to determine what portion of such work, if any, constitutes excess work. In the event that either or both parties disagree with the Project Engineer’s determination, then each party shall have a right to designate a separate, reputable and independent national or regional engineering firm to review the issue together with the Project Engineer as a group with instructions to determine the portion of such work, if any, that constitutes excess work under this provision. The parties shall split the cost of the Project Engineer and each party shall pay the fees of the engineering firm appointed by such party in resolving any issue over what constitutes excess work. Neither party shall have ex parte contacts with the Project Engineer or the independent engineering firms engaged to help resolve the issue with respect to the disputed issue and the parties shall jointly notify the selected engineering firms of engagement to resolve the issue (upon issuing their final opinion regarding the matter, the engineering firms shall certify that such engineers have not had any ex parte contact with either party with regard to the matter under dispute).
     Within fifteen (15) days after the Date of this Agreement, Seller shall cause the applicable geotechnical engineer of record to provide Purchaser the following qualification and certification with respect to the engineering characteristics of existing structural fill placement, subgrade preparation and utility placements at the Property (the “Existing Soils Information”): (i) fill for slabs, paved areas and utility line backfill (as depicted on the Site Plan) was placed and compacted in accordance with the recommendations provided by the geotechnical engineer and sound engineering practice. A certification shall be provided specifying that structural fill and natural subgrade soils and exposed rock are capable of supporting the design loads of the proposed commercial/retail structures based on the Site Plan; (ii) any available data concerning settlement monitoring in areas of deep fill shall be provided with an assessment of the anticipated future settlement predictions for the proposed buildings shown on the Site Plan; (iii) all topsoil stripping, vegetative grubbing and subgrade preparation was performed in accordance with the engineer’s recommendations prior to placement of fill; (iv) all structural fill placed is free of swell prone soil, construction debris/rubble and other unsuitable or deleterious materials; (v) a copy of the structural fill certification along with all supporting documentation including field compaction tests, laboratory moisture/density (i.e., “proctor”) tests, moisture content, Atterberg limits and sieve analysis shall be provided; (vi) a certified copy of the geotechnical investigation performed prior to earthwork should also be obtained for the record.
     In the absence of the foregoing information in a form and content reasonably acceptable to Purchaser to evaluate the suitability of the existing soil characteristics of the Property and to determine that same is acceptable for development in accordance with the Proposed Project, the Seller shall cause a geotechnical engineer approved by Purchaser to perform additional geotechnical investigations to include test borings and test pits throughout the Property and appropriate laboratory tests to evaluate pertinent engineering properties of natural earthen subgrades in cut areas, fill areas, and the depth and condition of rock and ground water and Seller’s Work shall include correction of any unacceptable conditions as reasonably determined based on the recommendations of such geotechnical engineer in order to develop the Project for the Proposed Project and the completion of any such work shall not be “excess work” under the second to the next preceding paragraph.
     4.2 Condemnation. By notice to Seller given within 10 days after Purchaser receives notice of proceedings in eminent domain that are contemplated, threatened or instituted by any body having the power of eminent domain, and if necessary the Closing Date shall be extended to give Purchaser the full 10-day period to make such election, Purchaser may: (i) terminate this Agreement and the Earnest Money shall be immediately returned to Purchaser; or (ii) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the sole right during the pendency of this Agreement to negotiate and otherwise deal with the condemning authority in respect of such matter.
ARTICLE 5: CLOSING
     5.1 Closing. The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date at the offices of the Escrow Agent. Closing shall occur through an escrow with the Escrow Agent. Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Purchaser and Seller. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct the Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser. The Escrow Agent shall agree in writing with Purchaser that (1) recordation of the Deed constitutes its representation that it is holding the closing documents, closing funds and closing statements and is prepared and irrevocably committed to disburse the closing funds in accordance with the closing statements and (2) release of funds to the Seller shall irrevocably commit it to issue the Title Policy in accordance with this Agreement.
     5.2 Conditions to the Parties’ Obligations to Close. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder shall be contingent upon the following:
     (a) The other party’s representations and warranties contained herein shall be true and correct as of the date of this Agreement and the Closing Date. For purposes of this clause (a), if a representation is made to knowledge, but the factual matter that is the subject of the representation is false notwithstanding any lack of knowledge or notice to the party making the representation, such event shall constitute a failure of this condition only, and not a default by Seller; and
     (b) Seller, as a condition to Purchaser’s obligation to consummate Closing (but not Seller’s obligation to consummate Closing) shall have obtained Development Approval, as contemplated by Paragraph 2.4.

     (c) Seller as a condition to Purchaser’s obligation to consummate Closing (but not Seller’s obligation to consummate Closing) shall have substantially completed Seller’s Work or an escrow shall be established, as contemplated by Paragraph 4.1; provided, Seller shall be required to actually have completed the removal and remediation of the underground storage tank and any associated remediation to the site as required by applicable governmental authorities to close out such removal prior to Closing and as a condition to Purchaser’s obligation to Close.
     (d) As of the Closing Date, the other party shall have performed its obligations hereunder in all material respects and all deliveries to be made at Closing have been tendered.
     Each party agrees to promptly notify the other in writing as to the satisfaction of any or all of the conditions described in this Paragraph 5.2. So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date, such party may, in its sole discretion, (i) terminate this Agreement by delivering written notice to the other party on or before the Closing Date, in which event, unless otherwise expressly provided herein, the Earnest Money shall be disbursed to Purchaser (unless the failure of the condition was due to Purchaser’s default or misrepresentation and Purchaser thereby is unwilling or unable to Close and to tender the Purchase Price, in which event the Earnest Money shall be disbursed to Seller), and neither party shall incur any further liability or obligations under this Agreement, or (ii) elect to consummate this transaction notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. In the event such party elects to close, notwithstanding the nonsatisfaction of such condition, there shall be no liability on the part of any other party hereto for breaches of representations and warranties of which the party electing to close had actual knowledge at the Closing. Notwithstanding the foregoing, the failure of a condition due to the breach of a party shall not relieve such breaching party from any liability it would otherwise have hereunder, and in the event of such default resulting in a termination of this Agreement, disbursement of the Earnest Money shall be made in accordance with the provisions of Paragraph 8.
     5.3 Seller’s Deliveries in Escrow. On or prior to the Closing Date, Seller shall deliver in escrow to the Escrow Agent the following:
     (a) Deed. A special warranty deed in form provided for under the law of the state where the Property is located or otherwise in conformity with the custom in such jurisdiction and mutually satisfactory to the parties, executed and acknowledged by Seller, conveying to Purchaser good, indefeasible and marketable fee simple title to the Property, subject only to the Permitted Exceptions (the “Deed”). The Deed shall contain a deed covenant and restriction running to the benefit of the Property and burdening Seller’s Retained Property (i.e. Land Blocks B1, B2, C1, C2, C3, D1 and D2) such that with respect to any limitation on the total developable gross floor area for the entire development in which the Property is a part that not less than 320,000 square feet of gross floor area developable for retail, restaurant, cinema and other commercial uses (the “Reserved GFA Allocation”) is allocated and reserved exclusively to the Property and no action or development activity shall be taken on Seller’s Retained Property which would limit development of the Property with up to the Reserved GFA Allocation.

     (b) Assignment of Intangible Property. Such assignments and other documents and certificates as Purchaser may reasonably require in order to fully and completely transfer and assign to Purchaser all of Seller’s right, title, and interest, in and to the Development Approval, all documents and contracts related thereto, and any other permits, rights under utility agreements and similar rights applicable to the Property (the “Assignment of Rights”). Such assignment shall include a provision assigning rights of Seller with regard to the completion of portions of Seller’s Work by Seller’s predecessor-in-interest and its affiliated entity or entities.
     (c) Development Approval. If any plats or approvals required in connection with the Development Approval are to be recorded at or immediately after the Closing, the final executed site plan, plat or approval in form for recording according to applicable law.
     (d) Deleted.
     (e) State Law Disclosures. Such disclosures and reports, required by applicable state and local law in connection with the conveyance of real property.
     (f) FIRPTA. A Foreign Investment in Real Property Tax Act affidavit executed by Seller. If Seller fails to provide the necessary affidavit and/or documentation of exemption on the Closing Date, Purchaser may proceed with withholding provisions as provided by law.
     (g) Authority. Evidence of existence, organization, and authority of Seller and the authority of the person executing documents on behalf of Seller reasonably satisfactory to Purchaser, the Escrow Agent, and the Title Company.
     (h) Escrow Agreement. An escrow agreement (the “Closing Escrow Agreement”) , if applicable, in a form reasonably acceptable to Seller and Purchaser, wherein Seller shall deposit with Escrow Agent at Closing out of the Purchase Price a sum equal to (a) 125% of the amount reasonably estimated as the cost of Seller completing Seller’s Work (as determined in Section 4.1), if any, which has not been completed or bonded to the County or VDOT prior to the Closing plus (b) the amount reasonably estimated by Purchaser as the total costs of performing or paying all financial obligations not otherwise included in the Seller’s Work under all proffers applicable to the Property to the extent such financial obligations are to be performed, bonded to the County or VDOT or paid by Seller under the terms of this Agreement and have not been fully performed, bonded or paid prior to the Closing. Such escrow agreement shall provide, as to Seller’s Work that should Seller fail to substantially complete any of Seller’s Work in accordance with the provisions of this Agreement, and should such failure continue for a period in excess of 30 days following written notice from Purchaser then Purchaser may draw against such escrowed sums to pay the costs of completing any of Seller’s Work, plus an administrative fee payable to Purchaser in the amount of ten (10%) percent of all such costs of completion, as a result of Seller’s failure or unwillingness in completing such work in accordance with the terms of this Agreement. Such escrow agreement shall provide that Purchaser may draw against such escrowed sums to pay all financial proffer obligations that are not paid by Seller when due provided that Seller shall fail to make such past due payments, together with interest and penalties, if any, within 5 business days following written notice from Purchaser. Seller shall be permitted to draw against the escrowed funds to pay the actual costs to third parties for completing Seller’s Work (supported by invoices and payment applications reasonably acceptable to Purchaser and lien waivers reasonably acceptable to Purchaser) and to pay financial proffer obligations attributable to the Property to the extent included within the escrow under (b) above. Upon completion of Seller’s Work and upon Seller providing final invoices, payment applications and lien waivers in a form reasonably acceptable to Purchaser and Seller, the parties shall instruct the Escrow Agent to disburse any remaining balance of funds deposited to Seller under (a) above. Upon payment of all outstanding financial proffer obligations, the parties shall instruct the Escrow Agent to disburse any remaining balance of funds deposited under (b) above.
     (i) Storm Water Agreement. With respect to that certain Storm Water Management Drainage and Construction Agreement Easement, dated January 23, 2004 (“Storm Water Agreement”) and that certain Cross Access Easement and Construction Use and Maintenance Agreement, dated January 23, 2004 (“Cross Access Easement”), at Closing, Seller and Purchaser will duly execute, acknowledge and record (or cause the applicable owner to do same) an instrument in a form reasonably approved by Purchaser and Seller equitably allocating between Seller and Purchaser based on land area (excluding any land area within the Stream Easement Area or Easement Area under the forgoing instrument) toward the thirty (30%) percent of the costs of maintaining and operating the “Pond”, “Easement Area” and “Stream Mitigation Area” under the Storm Water Agreement. The contribution obligation shall constitute a covenant and lien against each applicable land block to secure payment of such contribution obligation which may be foreclosed in the same manner that a deed of trust or mortgage instrument may be foreclosed but the lien of which shall be subordinate to lien of any first mortgage/deed of trust or similar security instrument held by a bank, credit union, insurance company, financing company, or other institutional lending entity and/or loan securitization pool; provided, however, that such covenant to pay assessment contributions (including assessment contributions arising prior to any such foreclosure) shall run with the land and after foreclosure the owner of the applicable land shall remain obligated to pay such contribution obligations.
     (j) Cross Access Easement. With respect to that certain Cross Access Easement and Construction Use and Maintenance Agreement, dated January 23, 2004 (“Cross Access Easement”), at Closing, Seller will duly execute, acknowledge and record (or cause the applicable owner to do same) an instrument in a form reasonably approved by Purchaser obligating (i) the Property and Seller’s Retained Property to contribute prorata, based on land area (excluding any land area within the Stream Easement Area or Easement Area under the Storm Water Agreement) toward the costs of performing the maintenance obligations (but not the obligation to initially construct) of “Wood” under such Cross Access Agreement or with respect to payment of any contribution obligations of “Wood” under such Cross Access Agreement with respect to Town Center Drive or the portion of Meeting Street abutting the Property; and (ii) obligating Seller’s Retained Property (but not the Property) to contribute the costs of performing the maintenance obligations of “Wood” under such Cross Access Agreement or with respect to payment of any contribution obligations of “Wood” under such Cross Access Agreement with respect to the “Service Road” and other reimbursements under such instrument. The contribution obligation of the Property and Seller’s Retained Property shall constitute a covenant and lien against each applicable land block to secure payment of such contribution obligation which may be foreclosed in the same manner that a deed of trust or mortgage instrument may be foreclosed.

     (k) Certificate. A certificate, executed by Seller as of the Closing Date, certifying, to the extent true, that all representations and warranties of Seller in this Agreement are true and correct in all material respects as if such statements were made as of the Closing Date, or identifying any material changes. In the event such certificate excepts to any material changes, then Purchaser shall have the right to terminate this Agreement and obtain a refund of the Earnest Money.
     (l) Additional Documents. Any additional documents that Purchaser, the Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.
     5.4 Purchaser’s Deliveries in Escrow. On or prior to the Closing Date, Purchaser shall deliver in escrow to the Escrow Agent the following:
     (a) Purchase Price. The Purchase Price, less the Earnest Money, plus or minus applicable prorations, deposited by Purchaser with the Escrow Agent in immediate, same-day federal funds wired for credit into the Escrow Agent’s escrow account.
     (b) Assignment Documents. Counterparts of the Assignment of Rights, duly executed by Purchaser.
     (c) State Law Disclosures. Such disclosures and reports required by applicable state and local law in connection with the conveyance of real property.
     (d) Additional Documents. Any additional documents that Seller, the Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.
     5.5 Closing Statements. At Closing, Seller and Purchaser shall deposit with the Escrow Agent executed closing statements consistent with this Agreement in form required by the Escrow Agent. If Seller and Purchaser cannot agree on the closing statement to be deposited as aforesaid because of a dispute over the prorations and adjustments set forth therein, the Closing nevertheless shall occur, and the amount in dispute shall be withheld from the Purchase Price and placed in an escrow with the Title Company, to be paid out upon the joint direction of the parties or pursuant to court order upon resolution or other final determination of the dispute.
     5.6 Delivery of Title Policy at Closing. At the Closing, the Title Company shall deliver to Purchaser an ALTA (or other form required by state law) Owner’s Policy of Title Insurance (“Title Policy”) issued by the Title Company, dated the date and time of the recording of the Deed in the amount of the Purchase Price, insuring Purchaser as owner of good, marketable and indefeasible fee simple title to the Property, subject only to the Permitted Exceptions. Seller shall execute at Closing an affidavit in the form of Exhibit E so that the Title Company can delete or modify the standard printed exceptions as to parties in possession, unrecorded liens and encumbrances, and similar matters and, if required to issue the Title Policy at Closing, the customary gap indemnity. The Title Policy may be delivered after the Closing if at the Closing the Title Company issues a currently effective, duly-executed “marked-up” Title Commitment and irrevocably commits in writing to issue the Title Policy in the form of the “marked-up” Title Commitment promptly after the Closing Date.

     5.7 Possession. Seller shall deliver possession of the Property to Purchaser at the Closing subject only to the Permitted Exceptions.
ARTICLE 6: PRORATIONS
     6.1 Proration of Taxes and Assessments. Purchaser shall receive a credit for any accrued but unpaid general real estate taxes and assessments (including without limitation any assessments imposed by private covenant, “Taxes”) applicable to any period before the Closing Date, even if such Taxes are not yet due and payable. If the amount of any Taxes has not been determined as of Closing, such credit shall be based on the most recent ascertainable Taxes and shall be reprorated upon issuance of the final tax bill. Purchaser shall receive a credit for any special assessments which are levied or charged against the Property, whether or not then due and payable. Notwithstanding any provision herein to the contrary, Seller shall be solely responsible for payment of any rollback taxes and any special assessments for improvements to off-site roads and facilities (e.g. Route 29) that may be required in connection with the initial development of the Property for the Proposed Project.
     If the Property is taxed as portion of a larger parcel, the parties agree to pay the Taxes covering the year of Closing (and any previous years) for the entire parcel to taxing authorities at the Closing, or, if the tax bill is not available, pay into escrow the estimated amount of such Taxes (and any future Taxes for such larger parcel anticipated to become due prior to the creation of separate tax lots) for payment by the Escrow Agent directly to the taxing authorities when the tax bill becomes available. The parties shall execute and deliver such documentation before and after Closing as may be necessary to cause the Property to be assessed as a separate parcel, which obligation shall survive the Closing.
     6.2 Sales, Transfer, and Documentary Taxes. Seller shall pay the “grantor’s tax” applicable to the transfer of the Property to Purchaser. All other transfer taxes, recordation fees, and the like associated with or due upon recordation of the Deed shall be the responsibility of Purchaser.
     6.3 Commissions. Seller and Purchaser represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction other than Broker. If this transaction is closed, Seller shall pay Broker in accordance with their separate agreement. Broker is an independent contractor and is not authorized to make any agreement or representation on behalf of either party. Except as expressly set forth above, in the event of any claim for broker’s commissions, finder’s fees or similar compensation in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby, each party shall indemnify and hold harmless the other party from and against any such claim based upon any statement, representation or agreement of such party.
     6.4 Title and Survey Costs. The cost of the Survey and the premium for the Title Policy, including any search and exam fees and the premium for the Purchaser’s Endorsements, shall be paid by Purchaser.

     6.5 Other Expenses. Unless otherwise expressly agreed in writing between Seller and Purchaser, no other expense related to the ownership or operation of the Property shall be charged to or paid or assumed by Purchaser, whether allocable to any period before or after the Closing.
ARTICLE 7: REPRESENTATIONS AND WARRANTIES
     7.1 Seller’s Representations and Warranties. As a material inducement to Purchaser to execute this Agreement and consummate this transaction, Seller represents and warrants to Purchaser that:
     (a) Authority. Seller has been duly organized and is validly existing as a limited liability company, is in good standing in the state of its organization and is qualified to do business, and is in good standing, in the state in which the Property is located. Seller has the full right and authority and has obtained any and all consents required therefor to enter into this Agreement, consummate or cause to be consummated the sale and make or cause to be made transfers and assignments contemplated herein. The persons signing this Agreement on behalf of Seller are authorized to do so. This Agreement has been, and the documents to be executed by Seller pursuant to this Agreement will be, authorized and properly executed and does and will constitute the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms.
     (b) Sale Agreements; Leases; Contracts; Owner Documents. Seller has not entered into any outstanding agreement(s) of sale, option(s), or other right(s) of third parties to acquire any interest in the Property and, to Seller’s knowledge, the Property is not subject to any outstanding agreement(s) of sale, option(s), or other right(s) of third parties to acquire any interest therein, except for this Agreement. There are no leases, other occupancy agreements or licenses permitting persons to occupy or use any portion of the Property, either oral or written, which would bind Purchaser or encumber the Property after the Closing. There are no management, service, maintenance, utility or other contracts or agreements affecting the Property, oral or written, which would bind the Company or encumber the Property after the Closing. Seller has not granted any declarations, easements, rights of way, covenants, conditions, restrictions, agreements or encumbrances that would bind the Property or Purchaser upon Closing except as set forth in the applicable public records for the Property on the date of the Title Commitment. Seller has not entered into any agreements with any governmental authorities or VDOT to pay any special assessments, perform any proffer obligations, or perform any off-site improvements that would be binding upon Purchaser or the Property upon Closing except as included in the Zoning Application or disclosed in the Property Information.
     (c) Litigation; Condemnation. There is no litigation or proceeding pending, or to Seller’s knowledge, threatened against Seller relating to the Property. Neither the whole nor any portion of the Property, including access thereto or any easement benefiting the Property, is subject to temporary requisition of use by any governmental authority or has been condemned, nor is there now any pending or planned condemnation, requisition or similar proceeding against the whole or any portion of the Property, including access thereto or any easement benefiting the Property, excluding an action with regard to road improvements to be performed as part of Seller’s Work which will be dedicated to public use, as more particularly described in the

Property Information. Seller has received no notice and is not aware of any default or breach or liability for indemnity under any of declarations, easements, rights of way, covenants, conditions, restrictions, or encumbrances affecting the Property or any portion thereof, including, specifically, without limitation, any storm water detention or management agreement or obligations with Albemarle County. All obligations to pay assessment and all obligations of Seller to perform any maintenance under any declarations, easements, rights of way, covenants, conditions, restrictions, or encumbrances affecting the Property are current and have been fully performed.
     (d) Assessments; Zoning; Governmental Notices. Seller has paid all taxes, assessments, and other charges affecting or relating to the Property and no new assessments are known to affect the Property. The proposed use of the Property for commercial purposes is consistent with the comprehensive plan of Albemarle County. Seller has not entered into any commitments or agreements with any governmental authorities or agencies affecting the Property that have not been disclosed in writing to Purchaser nor received any notice from any governmental authorities or agencies of uncured violations at the Property of building, fire, air pollution or zoning codes, rules, ordinances or regulations, environmental and hazardous substances laws, or other rules, ordinances or regulations relating to the Property.
     (e) Environmental Matters. To Seller’s knowledge, the environmental condition of the Property is as documented in the Phase I Environmental Assessment dated April 5, 2005, prepared by Jeffery Sitler, PE.
     (f) Withholding Obligation. Seller’s sale of the Property is not subject to any federal, state or local withholding obligation of Purchaser under the tax laws applicable to Seller or the Property.
     7.2 Purchaser’s Representations and Warranties. As a material inducement to Seller to execute this Agreement and consummate this transaction, Purchaser represents and warrants to Seller that:
     (a) Organization and Authority. Purchaser has been duly organized and is validly existing as a Maryland [real estate investment trust/corporation], in good standing in the State of Maryland, and qualified to do business in state in which the Property is located. Purchaser has the full right and authority and has obtained any and all consents required therefor to enter into this Agreement, consummate or cause to be consummated the sale. This Agreement and all of the documents to be delivered by Purchaser at the Closing have been and will be authorized and properly executed and will constitute the valid and binding obligations of Purchaser, enforceable in accordance with their terms.
     (b) Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser’s knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or to Purchaser’s knowledge, threatened, against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.

     7.3 Survival of Representations and Warranties. The representations and warranties set forth in this Article 7 are made as of the date of this Agreement and are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of 1 year. Seller and Purchaser shall have the right to bring an action thereon only if Seller or Purchaser, as the case may be, has given the other party written notice of the circumstances giving rise to the alleged breach within such 1 year period. Each party agrees to defend and indemnify the other against any claim, liability, damage or expense asserted against or suffered by such other party arising out of the breach or inaccuracy of any such representation or warranty.
ARTICLE 8: DEFAULT AND REMEDIES
     8.1 Default by Purchaser. If Purchaser shall default in its obligation to close hereunder, or Purchaser otherwise defaults in the performance of any other material obligation of Purchaser under this Agreement and fails to cure such other default within 5 business days following written notice thereof (provided, if such default cannot be reasonably cured within such 5 business day period but Purchaser commences to cure same and diligently pursues cure to completion, then such period shall be extended a reasonable period of time but in no event later than the Closing Date) or to Close and tender the full Purchase Price to Seller (plus and minus the adjustments provided for under this Agreement), Purchaser agrees that Seller, as its sole and exclusive right and remedy for Purchaser’s default, shall have the right to terminate this Agreement and to have the Escrow Agent deliver the Earnest Money to Seller as liquidated damages to recompense Seller for time spent, labor and services performed, and the loss of its bargain. Purchaser and Seller agree that it would be impracticable or extremely difficult to affix damages if Purchaser so defaults and that the Earnest Money, together with the interest thereon, represents a reasonable estimate of Seller’s damages. Seller agrees to accept the Earnest Money as Seller’s total damages and relief hereunder if Purchaser defaults in its obligation to close hereunder, Seller waiving all other rights and remedies.
     8.2 Default by Seller. If Seller defaults in its obligation to sell and convey the Property to Purchaser pursuant to this Agreement, or Seller otherwise defaults in the performance of any other material obligation of Seller under this Agreement and fails to cure such other default within 5 business days following written notice thereof, Purchaser’s sole remedy shall be to elect one of the following: (a) to terminate this Agreement, in which event Purchaser shall be entitled to the return by the Escrow Agent to Purchaser of the Earnest Money, or (b) to bring a suit for specific performance provided that any suit for specific performance must be brought within 60 days of Seller’s default, to the extent permitted by law, Purchaser waiving the right to bring suit at any later date. Purchaser agrees not to file a lis pendens or other similar notice against the Property except in connection with, and after, the proper filing of a suit for specific performance. Notwithstanding the foregoing to the contrary, in the case of a willful and intentional default by Seller, (i) if Purchaser elects to terminate this Agreement, Purchaser also shall be entitled to recover its out-of-pocket expenses and costs in connection with this Agreement, including, but not limited to, the costs of conducting its due diligence investigation of the Property, together with costs and attorney’s fees in any action for which Purchaser is the prevailing party for recovery of such costs and expenses; and (ii) if the nature of Seller’s default results in the remedy of specific performance being unavailable or inadequate to place Purchaser in substantially the same position it would have been had there been no default and resulted from

Seller voluntarily conveying the Property or interest therein to another person, then Purchaser may recover any other remedy available at law or in equity; provided, in no event shall Purchaser be entitled to consequential or punitive or speculative damages.
     8.3 Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees due to the Escrow Agent for holding the Earnest Money and any fees due to the Title Company for cancellation of the Title Commitment.
ARTICLE 9: EARNEST MONEY PROVISIONS
     9.1 Investment and Use of Funds. The Escrow Agent shall invest the Earnest Money in a government insured interest-bearing account satisfactory to Purchaser at an institution having assets of not less than $125,000,000, shall not commingle the Earnest Money with any funds of the Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. If the Closing under this Agreement occurs, the Escrow Agent shall deliver the Earnest Money to, or upon the instructions of, Purchaser on the Closing Date. Provided such supplemental escrow instructions are not in conflict with this Agreement as it may be amended in writing from time to time, Seller and Purchaser agree to execute such supplemental escrow instructions as may be appropriate to enable Escrow Agent to comply with the terms of this Agreement.
     9.2 INTENTIONALLY DELETED.
     9.3 Other Terminations. Upon a termination of this Agreement, either party to this Agreement (the “Terminating Party”) may give written notice to the Escrow Agent and the other party (the “Non-Terminating Party”) of such termination and the reason for such termination and a statement, if in accordance with this Agreement, that such Terminating Party is entitled to have release of the Earnest Money to the Terminating Party. The Non-Terminating Party shall then have five business days in which to object in writing to the release of the Earnest Money to the Terminating Party. If the Non-Terminating Party provides such an objection, then the Escrow Agent shall retain the Earnest Money until it receives written instructions executed by both Seller and Purchaser as to the disposition and disbursement of the Earnest Money, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Earnest Money to a particular party, in which event the Earnest Money shall be delivered in accordance with such notice, instruction, order, decree or judgment.
     9.4 Interpleader. Except as provided in Paragraph 9.2 above, Seller and Purchaser mutually agree that in the event of any controversy regarding the Earnest Money, unless mutual written instructions are received by the Escrow Agent directing the Earnest Money’s disposition, the Escrow Agent shall not take any action, but instead shall await the disposition of any proceeding relating to the Earnest Money or, at the Escrow Agent’s option, the Escrow Agent may interplead all parties and deposit the Earnest Money with a court of competent jurisdiction in which event the Escrow Agent may recover all of its court costs and reasonable attorneys’ fees. Seller or Purchaser, whichever loses in any such interpleader action, shall be solely obligated to pay such costs and fees of the Escrow Agent, as well as the reasonable attorneys’ fees of the prevailing party in accordance with the other provisions of this Agreement.

     9.5 Liability of Escrow Agent. The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller or Purchaser resulting from the Escrow Agent’s mistake of law respecting the Escrow Agent’s scope or nature of its duties. Seller and Purchaser shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.
     9.6 Escrow Fee. Except as expressly provided herein to the contrary, the escrow fee, if any, charged by the Escrow Agent for holding the Earnest Money or conducting the Closing shall be shared equally by Seller and Purchaser.
ARTICLE 10: MISCELLANEOUS
     10.1 Parties Bound. Neither party may assign this Agreement without the prior written consent of the other, and any such prohibited assignment shall be void; provided that Purchaser may assign this Agreement without Seller’s consent to an Affiliate or to effect an Exchange pursuant to Paragraph 10.17 hereof. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties. For the purposes of this paragraph, the term “Affiliate” means (a) an entity that directly or indirectly controls, is controlled by or is under common control with the Purchaser or (b) an entity at least a majority of whose economic interest is owned by Purchaser; and the term “control” means the power to direct the management of such entity through voting rights, ownership or contractual obligations.
     10.2 Headings. The article and paragraph headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.
     10.3 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall be deemed not to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision.
     10.4 Governing Law. This Agreement and said other instruments shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Property is located.
     10.5 Intentionally Deleted.

     10.6 No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions or remedies to any person or entity as a third party beneficiary, decree, or otherwise.
     10.7 Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.
     10.8 Time. Time is of the essence in the performance of this Agreement.
     10.9 Confidentiality. Between the date hereof and for a period ending 1 year after the Closing Date, Seller will not release or cause or permit to be released any press notices, or publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, the terms, conditions or substance of this Agreement without first obtaining the written consent of Purchaser. The foregoing shall not preclude Seller from discussing the substance or any relevant details of such transactions with any of its attorneys, accountants, consultants, partners, or investors, or prevent Seller from complying with applicable laws, rules, regulations and court orders, including without limitation, governmental regulatory, disclosure, tax and reporting requirements.
     10.10 Attorneys’ Fees. Should either party employ attorneys to enforce any of the provisions hereof, the party losing in any final judgment agrees to pay the prevailing party all reasonable costs, charges and expenses, including attorneys’ fees, expended or incurred in connection therewith.
     10.11 Notices and Deliveries. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Paragraph 1.1. Any such notices shall be either (a) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, (b) sent by facsimile, with written confirmation by overnight or first class mail, in which case notice shall be deemed delivered upon receipt of confirmation transmission of such facsimile notice; provided, if the receiving machine fails to receive on three successive attempts as evidenced by a error transmission report, such notice shall still be deemed delivery upon such attempt to send provided confirmation is sent by overnight delivery using a nationally recognized overnight courier,, or (c) sent by personal delivery, in which case notice shall be deemed delivered upon receipt. Any notice sent by facsimile or personal delivery and delivered after 5:00 p.m. local time where the Property is located shall be deemed received on the next business day. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Purchaser shall be deemed given by Purchaser, notices given by counsel to the Seller shall be deemed given by Seller, and notices given to a party’s counsel shall be deemed given to the party. Notwithstanding the inclusion of a party’s e-mail address in Paragraph 1.1, notices sent by e-mail shall not be effective notice. Any funds or documents delivered to Title Company or Escrow Holder shall only be delivered on a business day, and any funds or documents delivered after

2:00 p.m. local time where the Property is located shall be deemed delivered on the next business day.
     10.12 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.
     10.13 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. local time where the Property is located.
     10.14 Procedure for Indemnity. The following provisions govern actions for indemnity under this Agreement. Promptly after receipt by an indemnitee of notice of any claim, such indemnitee will, if a claim in respect thereof is to be made against the indemnitor, deliver to the indemnitor written notice thereof and the indemnitor shall have the right to participate in, and, if the indemnitor agrees in writing that it will be responsible for any costs, expenses, judgments, damages and losses incurred by the indemnitee with respect to such claim, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnitor, if the indemnitee reasonably believes that representation of such indemnitee by the counsel retained by the indemnitor would be inappropriate due to actual or potential differing interests between such indemnitee and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnitor within a reasonable time of notice of any such claim shall relieve such indemnitor of any liability to the indemnitee under this indemnity only if and to the extent that such failure is prejudicial to its ability to defend such action, and the omission so to deliver written notice to the indemnitor will not relieve it of any liability that it may have to any indemnitee other than under this indemnity. If an indemnitee settles a claim without the prior written consent of the indemnitor, then the indemnitor shall be released from liability with respect to such claim unless the indemnitor has unreasonably withheld such consent.
     10.15 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by Seller to Purchaser at Closing, Seller agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.
     10.16 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.

     10.17 Section 1031 Exchange. Either party may consummate the purchase or sale (as applicable) of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to §1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that: (a) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of an Exchange be a condition precedent or condition subsequent to the exchanging party’s obligations under this Agreement; (b) the exchanging party shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary (c) neither party shall be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating an Exchange desired by the other party; and (d) the exchanging party shall pay any additional costs that would not otherwise have been incurred by the non-exchanging party had the exchanging party not consummated the transaction through an Exchange. Neither party shall by this Agreement or acquiescence to an Exchange desired by the other party have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the exchanging party that its Exchange in fact complies with §1031 of the Code.
     10.18 WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     10.19 Limitation of Liability. Notice is hereby given that all persons dealing with Seller and Purchaser, respectively, shall look to the assets of Seller and Purchaser, respectively, for the enforcement of any claim against Seller and Purchaser, respectively, as none of the trustees, officers, employees and shareholders of Seller and Purchaser, respectively, assume any personal liability for obligations entered into by or on behalf of Seller and Purchaser, respectively.
ARTICLE 11: POST CLOSING ARRANGEMENTS
     The parties agree that should Seller continue to own and elect to develop for retail use adjacent property currently owned by Seller and identified as Land Blocks B1, B2, C1, C2, C3, D1 and D2 (collectively, “Seller’s Retained Property”) at any time within two years following the Date of this Agreement, so long as Purchaser continues to own the Property, that in the event that Seller desires to retain a third party unaffiliated with Seller or its principals, then Seller agrees to offer to Purchaser the first opportunity to serve as the property manager and/or leasing agent for Seller’s property, provided that (i) Purchaser is duly qualified to serve in such capacity, (ii) Purchaser agrees to compensation commensurate with prevailing rates then being paid to similarly qualified professional organizations in the Albemarle County area providing similar services, and (iii) Seller and Purchaser are, within thirty (30) days following delivery of written notice to Purchaser of such opportunity along with a copy of Seller’s proposed form of agreement, able to reach a definitive agreement with respect to such services.

SIGNATURE PAGE TO AGREEMENT OF
PURCHASE AND SALE
BY AND BETWEEN
EDENS & AVANT
AND
HM ACQUISITION GROUP LLC
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year set forth below.

EDENS & AVANT
INVESTMENTS LIMITED
PARTNERSHIP

By: Edens & Avant Administrative,
LLC
			By:	/s/ Jodie W. McLean

			Name:	Jodie W. McLean
Date:	May 4, 2006		Title:	President

“Purchaser”

HM ACQUISITION GROUP LLC
By: HM CAPITAL GROUP, L.L.C., its sole member
By: Asset Capital Partners, L.P., its sole member
By: ACC GP, LLC, its Managing Partner
By: Asset Capital Corporation, Inc., its sole member

		By:	/s/ Peter C. Minshall

		Name:	Peter C. Minshall
Date:	May 4, 2006	Title:	Chief Executive Officer

“Seller”

Escrow Agent has executed this Agreement in order to confirm that the Escrow Agent has received and shall hold the Earnest Money and the interest earned thereon, in escrow, and shall disburse the Earnest Money, and the interest earned thereon, pursuant to the provisions of Article 9.

FIRST AMERICAN TITLE INSURANCE COMPANY

By:

Name:

Date:	Title: